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Exhibit 11

ALLIN COMMUNICATIONS CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

                  (Dollars in thousands, except per share data)

                                                   Three Months   Three Months         Six Months       Six Months
                                                      Ended          Ended                Ended            Ended
                                                    June 30,        June 30,             June 30,         June 30,
                                                      1996            1997                1996             1997
                                                   ----------       ---------          ----------       ----------
Net loss                                           $  (1,612)       $ (3,152)         $   (2,512)      $   (5,744)

Accretion and dividends on preferred stock               ---              55                 ---              119
                                                   ----------       ---------          ----------       ----------

Net loss attributable to common shareholders       $   (1,612)      $  (3,207)        $    (2,512)     $   (5,863)
                                                   ==========       =========          ==========       ==========

Net loss per common share                          $    (0.62)      $   (0.62)        $     (0.96)     $    (1.13)
                                                   ==========       =========          ==========       ==========

Weighted average common and common equivalent
          shares outstanding during the period      2,400,000       5,184,067           2,400,000       5,184,067

Effect of conversion of preferred stock
          issued within one year of the offering      203,385            ---              203,385             ---
                                                   ----------       ---------          ----------       ----------

Shares used in calculating net loss per common
          share                                     2,603,385       5,184,067           2,603,385       5,184,067
                                                   ==========       =========          ==========       ==========
